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EXHIBIT 99.1
                                                   Press Release
                                                  Issued 1/17/95

     Central and South West Corporation files exceptions in El Paso Electric Company rate and merger cases;
 says presiding officers' proposal fails to meet merger needs

Dallas (January 17, 1995)--Central and South West
Corporation (NYSE: CSR) said today that the proposal for decision issued January 3 by the Public Utility Commission of Texas presiding officers who heard El Paso Electric
Company's pending rate and merger cases fails to provide sufficient revenue and adequate rate-making treatment for Central and South West to consummate the proposed merger.

In exceptions to the proposal for decision filed with the PUC, Central and South West noted that the four presiding officers found the merger to be in the public interest, providing benefits for electric utility customers ranging from $309 million to $379 million during the first 10 years of the merger.

"However, the presiding officers' proposal falls far short of providing the minimum initial base-rate increase and treatment of El Paso Electric's asset value needed to consummate the merger," said Holman King, vice president of mergers and acquisitions for Central and South West.

Central and South West said it disagrees with the presiding officers' proposal in four key areas:

  The presiding officers propose to reduce El Paso
  Electric's rates by allocating to its customers tax benefits that would result from El Paso Electric's lease-rejection damages associated with its leased assets at the Palo Verde Nuclear Generating Station. Because utility customers would not be asked to pay the lease-rejection damages, Central and South West had proposed using the tax benefits to reduce El Paso Electric's debt and to strengthen its financial health. The presiding officers' attempt to mitigate this effect through an acquisition adjustment does not come close to providing the same economic value.

  They recommend reducing a rate treatment the PUC previously had approved for the utility under its rate moderation plan.

  They fail to recognize deferred accounting assets that the PUC had authorized in a 1990 order for Unit 3 of the Palo Verde Nuclear Generating Station.

  They propose an 11.5 percent return on equity, which would prevent El Paso Electric from having an opportunity to earn a reasonable return as provided in the Texas Public Utility Regulatory Act. A return of 12.5 percent had been sought, and the Texas PUC staff had recommended a 12 percent return.

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In their 600-page report, the presiding officers propose an initial base-rate increase for El Paso Electric of $21.2 million. El Paso Electric had sought a base-rate increase of $41.4 million.

King said the presiding officers found that El Paso Electric could "emerge from bankruptcy as a financially viable utility with a cost structure that is lower than it could achieve on its own."

"There are enormous benefits for the customers, but they cannot be realized without the merger," King said.
"Notwithstanding the benefits of the merger, the overall recommendation in the proposal for decision does not give
Central and South West the economic values required by the merger agreement to allow the company to acquire El Paso
Electric and bring it out of bankruptcy."

"In the proceeding, Central and South West proposed a rate plan designed to provide substantial benefits for customers, to satisfy creditors' claims and to provide the company the ability to earn a reasonable rate of return on its investment," King said. "That rate plan is based on rate relief and asset treatment that are consistent with state statutes, case law and previous PUC decisions."

"The proposal for decision, however, does not provide the rate relief that is justified by commission decisions in previous El Paso Electric rate cases, nor does it equitably allocate the benefits created by the merger," he said.

Central and South West and El Paso Electric had stated in their filed testimony that the tax effect of the lease-rejection damages associated with their settlement with Palo Verde claim holders would be used to help finance the merger. The presiding officers noted that the companies saw the $133 million of tax benefits as a key element of El Paso Electric's ability to emerge from bankruptcy.

Depriving Central and South West of these tax benefits, King said, effectively would increase the company's cost to acquire El Paso Electric by $133 million, contrary to the requirements of the merger agreement.

King also noted that the presiding officers recommended that two other issues must be successfully resolved before the PUC can find that the price Central and South West is paying for El Paso Electric's stock is reasonable.

Regarding the first issue, the presiding officers acknowledged that the loss of Las Cruces, New Mexico, as a customer of El Paso Electric could result in a loss of value, making the price Central and South West agreed to pay to acquire the utility unreasonable.

On the second issue, the presiding officers stated that the value of the merger also is contingent on the successful resolution of problems with the steam-generators at the Palo
Verde nuclear generating station.

The presiding officers proposed that the PUC's decision be conditioned on the successful resolution of these matters.

King said that neither the Las Cruces issue nor the Palo
Verde issue has been resolved and that Central and South
West remains concerned that these uncertainties could preclude completing the merger under the terms of the current agreement. Nevertheless, Central and South West is

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continuing to exert its best efforts to pursue the merger
with El Paso Electric, he said.

The Texas PUC commissioners will hear oral arguments in the rate and merger cases on February 7 and 8. The PUC commissioners are expected to issue their decision on February 21.

"The PUC's decision will be one of several critical issues that must be resolved in determining whether the merger conditions will be met," King said.

The merger also is contingent upon receiving regulatory approvals or authorizations from other state and federal agencies as well as other conditions.

The merger was announced in May 1993, and El Paso Electric's plan of reorganization was confirmed by the federal bankruptcy court in December 1993. The rate and merger cases pending before the Texas PUC were filed in January
1994 (Docket 12700).

Central and South West Corporation is a public utility holding company based in Dallas. It owns Central Power and Light Company, Public Service Company of Oklahoma, Southwestern Electric Power Company and West Texas Utilities Company. These four subsidiaries provide electric utility service to 1.6 million customers in Texas, Oklahoma, Louisiana and Arkansas.

Central and South West also owns Transok, Inc., an Oklahoma intrastate natural gas pipeline company, and several other subsidiaries.

El Paso Electric Company is an electric utility serving approximately 263,000 customers in El Paso, Texas, and an area of the Rio Grande Valley in West Texas and southern New Mexico as well as wholesale customers located in Southern California and Mexico.